EXHIBIT 10.38
Form Perf Cash-004

PERFORMANCE CASH INCENTIVE AWARD AGREEMENT under the FIRST SOLAR, INC. 2020 OMNIBUS INCENTIVE COMPENSATION PLAN, between First Solar, Inc. (the “Company”), a Delaware corporation, and the individual (the “Participant”) set forth on the Grant Notice which incorporates this Form Perf Cash-004 by reference.
This Performance Cash Incentive Award Agreement including any addendum or exhibits hereto and the Grant Notice (collectively, this “Award Agreement”) set forth the terms and conditions of this Performance Cash Incentive Award (this “Award”) that is being granted to the Participant set forth on the Grant Notice on the date set forth in the Grant Notice (such date, the “Grant Date”), under the terms of the First Solar, Inc. 2020 Omnibus Incentive Compensation Plan (the “Plan”) for the amount set forth in the Grant Notice. The Award is subject to all the terms and conditions of this Award Agreement, the Grant Notice, and the Plan, including without limitation, THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 12 OF THIS AWARD AGREEMENT.
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SECTION 1The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan, on the one hand, and the terms of this Award Agreement, on the other hand, the terms of the Plan shall govern.
SECTION 2Definitions. The following terms are defined in this Award Agreement, and shall when capitalized have the meaning ascribed to them in this Award Agreement in the locations set forth below.

Defined Term	Cross-Ref.	Defined Term	Cross-Ref.
“Addendum”	Section 16	“Grant Date”	Paragraph 2
“Award”	Paragraph 2	“Participant”	Paragraph 1
“Award Agreement”	Paragraph 2	“Plan”	Paragraph 2
“Business Day”	Section 13	“Tax-Related Items”	Section 6
“Company”	Paragraph 1	“Vesting Date”	Section 3(a)
“Employer”	Section 3(b)
Capitalized terms that are not defined in this Award Agreement shall have the meanings used or defined in the Plan or in the Grant Notice.
SECTION 3Vesting and Payment.
(a)Vesting. The Grant Notice specifies the Performance-Vesting Conditions required to be attained during the Performance Period for the Award to vest. The Award shall vest on the date the Compensation Committee of the Company’s Board of Directors (the “Committee”) certifies attainment of the Performance-Vesting Conditions set forth in the Grant Notice have been attained (the “Vesting Date”) provided that the Participant is actively employed by the Company or an Affiliate on the Vesting Date or such other date(s) as set forth in the Grant Notice. For the avoidance of doubt, the Grant Notice may specify a vesting date through which the Participant must be actively employed by the Company or an Affiliate in order to vest. For purposes of this Award Agreement, an “Affiliate” of the Company is an individual or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.
(b)Payment. The portion of the Award that vests on the relevant Vesting Date will be paid to the Participant in cash, less Tax-Related Items, as defined in Section 6, as soon as administratively practicable following the applicable Vesting Date, and in no event later than March 15th of the calendar year following the calendar year in which the Vesting Date occurs. No interest will be paid on the Award and the amounts will not be adjusted for inflation. The Award is denominated in U.S. dollars, but the Company shall pay, or shall cause Participant’s employer (the “Employer”) to pay, all amounts distributable under the Award in local currency through local payroll. Any amount that may become payable hereunder will be converted from U.S. dollars into local currency on the applicable Vesting Date at the exchange rate reported on the applicable Vesting Date in the Wall Street Journal (or such other reliable source as may be selected from time to time by the Company in its discretion).
SECTION 4Forfeiture. Unless the Committee determines otherwise, or unless otherwise provided in the Grant Notice, a written agreement between the Company and the Participant or any other plan, policy or program of the Company then in effect, if the Participant’s rights with respect to the Award pursuant to this Award Agreement do not vest prior to the date on which the Participant’s employment or service relationship with the Company, the Employer or any Affiliate terminates for any reason, the Participant’s rights with respect to such Award shall immediately terminate, and the Participant will not be entitled to receive any payments or benefits with respect thereto (as further described in Section 7(j) below).
SECTION 5Non-Transferability. Unless otherwise provided by the Committee in its discretion, the Award may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered by the Participant, except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of an Award in violation of the provisions of this Section 5 and Section 9(a) of the Plan shall be void.
SECTION 6Responsibility for Taxes.
(a)Regardless of any action the Company or the Employer takes with respect to any or all federal, state or local income tax, social security contributions, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan that are legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and that such liability may exceed the amount actually withheld, if any, by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, without limitation, the grant, vesting or payment of the Award; and (2) do not commit to and are under no obligation to structure the terms of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant becomes subject to tax and/or social security contributions in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)In connection with any relevant taxable, tax and/or social security contribution withholding event, the Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer (or its agent) to satisfy any applicable withholding obligations with regard to all Tax-Related Items by (i) withholding from the amount of the cash payment made pursuant to the Award, the Participant’s wages or other compensation payable to Participant by the Company and/or the Employer or (ii) any other method of withholding determined by the Company and, to the extent required by applicable law or the Plan, approved by the Committee.

(c)The Company may withhold or account for Tax-Related Items by considering statutory or other applicable withholding rates, including minimum or maximum rates in the jurisdictions applicable to the Participant. In no event will the Company withhold more than the maximum amount necessary to satisfy any applicable withholding requirements in the applicable jurisdiction. In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash, or if not refunded, the Participant may need to seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer.
SECTION 7Nature of Award. As a condition to receipt of this Award, the Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan;
(b)the Plan is operated and this Award is granted solely by the Company and only the Company is a party to this Award Agreement; accordingly, any rights the Participant may have under this Award Agreement may be raised only against the Company but not any Affiliate (including, but not limited to, the Employer);
(c)this Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of cash, or benefits in lieu of cash awards, even if cash awards have been granted in the past;
(d)all decisions with respect to future cash incentive or other awards, if any, will be at the sole discretion of the Company;
(e)the Participant’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Participant’s employment or other service relationship at any time;
(f)the Participant’s participation in the Plan is voluntary;
(g)the Award is not intended to replace any pension rights or compensation;
(h)this Award and the Participant’s participation in the Plan will not be interpreted to form or amend an employment or service agreement or relationship with the Company, the Employer or any Affiliate;
(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of the Participant’s employment or other service relationship by the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment or service agreement, if any) or from any forfeiture of Performance Units or recoupment of the Award pursuant to Section 25 of this Award Agreement or imposed by applicable law;
(j)except as otherwise provided by the Committee or the Grant Notice, in the event of termination of the Participant’s employment or service relationship, the Participant’s right to vest in the Award under the Plan, if any, will terminate effective as of the date the Participant is no longer actively providing services to the Company, the Employer or any Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Company, the Participant’s right to vest in the Award under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment or service agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Award (including whether the Participant may still be considered to be providing services while on a leave of absence);
(k)unless otherwise agreed with the Company, the Award is not granted as consideration for, or in connection with, the service the Participant may provide as a director of an Affiliate;
(l)the Award and the benefits under the Plan, if any, will not automatically transfer to a successor company in the case of a Change of Control or a merger, takeover, or transfer of liability of the Employer; and
(m)neither the Company nor the Employer or any Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Award or of any amounts due to the Participant.
SECTION 8No Advice Regarding Grant. Nothing in this Award Agreement should be viewed as the provision by the Company of any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan. The Participant understands and agrees that the Participant should consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action in relation thereto.
SECTION 9Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Receipt of this Award is conditioned upon the Participant’s consent to such electronic delivery and the Participant’s agreement to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
SECTION 10Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.
SECTION 11Committee Discretion. The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.
SECTION 12Dispute Resolution.
(a)Jurisdiction and Venue. Notwithstanding any provision in any written or oral agreement between the Participant and the Company, the Employer or any Affiliate, the Participant and the Company hereby irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the District of Delaware and (ii) the courts of the State of Delaware for the purposes of any action, suit or other proceeding arising out of this Award Agreement or the Plan. The Participant and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or, if such action, suit or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of Delaware. The Participant and the Company further agree that service of any process, summons, notice or document by U.S. registered mail (or its equivalent in the Participant’s country of residence) to the applicable address set forth in Section 13 below shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which the Participant has submitted to jurisdiction in this Section 12(a). The Participant and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the District of Delaware, or (B) the courts of the State of Delaware, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
(b)Waiver of Jury Trial. Notwithstanding any provision in any written or oral agreement between the Participant and the Company, the Employer, or any Affiliate, the Participant and the Company hereby waive, to the fullest extent permitted by applicable law, any right either may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.
(c)Confidentiality. The Participant hereby agrees to keep confidential the existence of, and any information concerning, a dispute described in this Section 12, except that the Participant may disclose information concerning such dispute to the court that is considering such dispute or to the Participant’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).
SECTION 13Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. registered mail (or its equivalent in the Participant’s country of residence), return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	First Solar, Inc. 4300 E Camelback Road, Suite 220 Phoenix, AZ 85018 USA Attention: Stock Plan Administrator
If to the Participant:	To the address most recently supplied to the Company and set forth in the Company’s records
The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above. For this purpose, “Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in Phoenix, Arizona, U.S.
SECTION 14Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.
SECTION 15Headings. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof.
SECTION 16Country-Specific or Other Addenda.
Notwithstanding any provisions in this Award Agreement or the Plan, this Award shall be subject to such terms and conditions set forth in any Addendum attached hereto (“Addendum”) or as may later become applicable, as described herein.
If the Participant becomes subject to the laws of a jurisdiction to which an Addendum applies, the terms and conditions in the Addendum for such jurisdiction will apply to this Award to the extent the Committee determines that the application of such terms and conditions is necessary or advisable to comply with local laws or to facilitate the administration of the Plan; provided the imposition of the term or condition will not result in any adverse accounting expense with respect to the Award.

Any Addendum attached hereto shall be considered a part of this Award Agreement.
SECTION 17Severability. The provisions of this Award Agreement are severable, and, if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless shall be binding and enforceable.
SECTION 18Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair the Participant’s rights under this Award Agreement shall not, to the extent of such impairment, be effective without the Participant’s consent (it being understood, notwithstanding the foregoing provision, that this Award Agreement and the Award shall be subject to the provisions of Section 7(c) of the Plan).
SECTION 19Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan and on the Award, to the extent that the Company determines it is necessary or advisable to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
SECTION 20Acceptance of Terms and Conditions. As a condition to receipt of this Award, the Participant confirms that he/she has read and understood the documents relating to this Award (i.e., the Plan, this Award Agreement, including any Addendum) and accepts the terms of those documents accordingly.
SECTION 21Counterparts. Where signature of this Award Agreement is contemplated in the Grant Notice or any Addendum, this Award Agreement may be signed in counterparts, with the same effect as if the signatures thereto and hereto were upon the same instrument.
SECTION 22Code Section 409A. This Award is intended to qualify for the “short-term deferral” exemption from Section 409A of the Code or to comply with Section 409A of the Code, as applicable, and the provisions of this Award Agreement will be interpreted, operated, and administered in a manner consistent with these intentions. Anything to the contrary in the Plan or this Award Agreement requiring the consent of the Participant notwithstanding, the Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award Agreement to ensure that the Award qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Company makes no representations that the Award will be exempt from or comply with Section 409A of the Code, and makes no undertaking to preclude Section 409A of the Code from applying to the Award, and the Company will have no liability to the Participant or any other party if a payment under this Award Agreement that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.
SECTION 23Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of the Award Agreement shall not operate or be considered as a waiver of any other provision of the Award Agreement, or of any subsequent breach by the Participant or any other participant.

SECTION 24Foreign Asset/Account, Exchange Control and Tax Reporting. The Participant acknowledges that the Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of cash derived from his or her participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside the Participant’s country. The applicable laws of the Participant’s country may require that the Participant report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. The Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult his or her personal legal advisor on this matter.
SECTION 25Clawback. Pursuant to Section 9(s) of the Plan, each Award is subject to potential forfeiture or clawback to the fullest extent called for by applicable laws, rules, regulations or stock exchange listing standards, or any Company policy, including but not limited to, the terms of the First Solar, Inc. Clawback Policy, or any successor thereto (“Clawback Policy”). By accepting this Award, the Participant agrees to be bound by, and to comply with, the terms of any such forfeiture or clawback provisions. To satisfy any recoupment obligation arising under a Clawback Policy or otherwise under applicable laws, rules, regulations or stock exchange listing standards, among other things, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant’s behalf, to any brokerage firm or stock plan service provider engaged by the Company to hold any amounts acquired pursuant to the Award to re-convey, transfer or otherwise return amounts to the Company upon the Company’s enforcement of the Clawback Policy.
SECTION 26Entire Agreement. This Award Agreement (including any addenda), the Grant Notice and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto.

ADDENDUM
ADDITIONAL TERMS AND CONDITIONS APPLICABLE TO
AWARD AGREEMENT (PERF CASH-004)
TERMS AND CONDITIONS
This Addendum, which is part of the Award Agreement, includes additional terms and conditions that govern the Award and that will apply to the Participant if he or she is employed or resides in one of the countries listed below. If the Participant is a citizen or resident of a country other than the one in which the Participant is working and/or residing on the Grant Date, transfers to another country after the Grant Date, or is considered a resident of another country for local law purposes, the Company may determine, in its discretion, the extent to which the terms and conditions contained herein will apply to the Participant and the Award.
Capitalized terms that are not defined in this Addendum shall have the meanings used or defined in the Award Agreement or the Plan.
NOTIFICATIONS
This Addendum also includes information regarding securities, exchange control and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the countries set forth below as of September 2025. Such laws are often complex and change frequently. As a result, the Participant should not rely solely on this Addendum for information relating to the consequences of participating in the Plan because such information may be outdated when the Participant’s Award vests.
In addition, the information set forth in this Addendum is general in nature and may not apply to the Participant’s particular situation. As a result, the Company is not in a position to assure the Participant of any particular result. The Participant therefore should seek appropriate professional advice as to the application of relevant laws in the Participant’s country to the Participant’s particular situation.
Finally, if the Participant is a citizen or resident of a country other than the one in which he or she currently is working and/or residing, transfers to a different country after the Grant Date, or is considered a resident of another country for local law purposes, the information set forth in this Addendum may not apply to the Participant in the same manner.
ALL COUNTRIES OUTSIDE THE U.S.
Consent to Personal Data Processing and Transfer. By accepting the Award via the Company’s acceptance procedure, the Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Personal Data (as defined below) by the Company and the transfer of Personal Data to the recipients mentioned herein, including recipients located in countries which do not adduce an adequate level of protection from a European (or other) data protection law perspective, for the purposes described herein.
(a)Declaration of Consent. The Participant understands that the Participant must review the following information about the processing of the Participant’s personal data by or on behalf of the Company or the Employer as described in this Award Agreement and any materials related to the Award (the “Personal Data”) and declare his or her consent. As regards the processing of the Participant’s Personal Data in connection with the Plan and this Award Agreement, the Participant understands that the Company is the controller of the Participant’s Personal Data.

(b)Data Processing and Legal Basis. The Company collects, uses and otherwise processes Personal Data about the Participant for purposes of implementing, administering and managing the Plan. The Personal Data processed by the Company includes, without limitation, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company or its Affiliates, details of all Awards or any other entitlement to shares of stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor. The legal basis for the processing of the Participant’s Personal Data, where required, is the Participant’s consent.
(c)Stock Plan Administration Service Providers. The Participant understands that the Company transfers the Participant’s Personal Data, or parts thereof, to (i) Fidelity Stock Plan Services, LLC (and its affiliated companies), an independent service provider based in the United States which assists the Company with the implementation, administration and management of the Plan and (ii) My Equity Comp (and its affiliated companies), an independent service provider based in the United States which assists the Company with the preparation of tax forms and tax returns. In the future, the Company may select different service providers and share the Participant’s Personal Data with such different service providers that serve the Company in a similar manner. The Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of the Participant’s ability to participate in the Plan.
(d)International Data Transfers. The Company and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan, such as Fidelity Stock Plan Services, LLC and My Equity Comp, are based in the United States. If the Participant is located outside the United States, the Participant’s country may have enacted data privacy laws that are different from the laws of the United States. The Company’s legal basis for the transfer of the Participant’s Personal Data is the Participant’s consent.
(e)Data Retention. The Company will process the Participant’s Personal Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or to comply with legal or regulatory obligations, including under tax and securities laws. In the latter case, the Participant understands and acknowledges that the Company’s legal basis for the processing of the Participant’s Personal Data would be compliance with the relevant laws or regulations. When the Company no longer needs the Participant’s Personal Data for any of the above purposes, the Participant understands the Company will remove it from its systems.
(f)Voluntariness and Consequences of Denial/Withdrawal of Consent. The Participant understands that any participation in the Plan and his or her consent are purely voluntary. The Participant may deny or later withdraw his or her consent at any time, with future effect and for any or no reason. If the Participant denies or later withdraws his or her consent, the Company can no longer offer participation in the Plan or grant awards to the Participant or administer or maintain such awards, and the Participant will no longer be eligible to participate in the Plan. The Participant further understands that denial or withdrawal of his or her consent would not affect his or her status or salary as an employee or his or her career and that the Participant would merely forfeit the opportunities associated with the Plan.
(g)Data Subject Rights. The data subject rights regarding the processing of Personal Data vary depending on the applicable law and that, depending on where the Participant is based and subject to the conditions set out in the applicable law, the Participant may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Company holds about the Participant and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about the Participant that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, (iv) request the Company to restrict the processing of the Participant’s Personal Data in certain situations where the Participant feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of the Participant’s Personal Data that the Participant has actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or the Participant’s employment and is carried out by automated means. In case of concerns, the Participant may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, the Participant’s rights the Participant should contact the Participant’s local human resources representative.
Language. The Participant acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms and conditions of this Award Agreement. If the Participant receives the Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.
AUSTRALIA
There are no country-specific provisions.
BELGIUM
NOTIFICATIONS
Tax Reporting Notification. The Participant must report any taxable income attributable to the Award on the Participant’s annual tax return.
Foreign Asset/Account Reporting Notification. The Participant must report any bank accounts opened and maintained outside Belgium on the Participant’s annual tax return. The first time the Participant reports the bank account, the Participant will have to provide the National Bank of Belgium Central Contact Point with the account number, the name of the bank and the country in which the account was opened in a separate form. This form, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des crédits caption.
BRAZIL
TERMS AND CONDITIONS
Compliance with Law. By accepting the Award, the Participant agrees to comply with applicable Brazilian laws and pay any and all applicable taxes associated with the cash payment upon vesting of the Award.
Not a Form of Remuneration. By accepting the Award, the Participant agrees, for all legal purposes, that (i) the benefits provided under the Award are the result of commercial transactions unrelated to the Participant’s employment, (ii) the Award is not part of the terms and conditions of the Participant’s employment, and (iii) the income from the Award, if any, is not part of the Participant’s remuneration from employment.
Labor Law Acknowledgement. By accepting the Award, the Participant agrees that cash will be issued to the Participant only if the Performance-Vesting Conditions are met.

NOTIFICATIONS
Foreign Asset/Account Reporting Notification. A declaration of assets and rights held outside of Brazil may need to be filed once a year with the Central Bank of Brazil if assets or rights with an aggregate value exceeding a certain threshold (currently USD 1,000,000) are held on December 31 of each year. If the aggregate value exceeds a certain threshold (currently USD 100,000,000) at the end of each quarter, the declaration must be filed in the month following the end of each quarter.

Tax on Financial Transaction (“IOF”). Cross-border financial transactions relating to Award may be subject to the IOF (tax on financial transactions). It is the Participant’s responsibility to comply with any applicable IOF arising from the Participant’s participation in the Plan. The Participant should consult with his or her personal tax advisor for additional details.
CANADA
TERMS AND CONDITIONS
Nature of Award.

The following provision replaces Section 7(i) of the Award Agreement:
Except to the extent explicitly and minimally required under applicable legislation, no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of the Participant’s employment or other service relationship by the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment or service agreement, if any) or from any forfeiture of the Award or recoupment of the Award pursuant to Section 25 of this Award Agreement or imposed by applicable law.
Termination of Employment. The following provision replaces Section 7(j) of the Award Agreement:
Except as otherwise provided by the Committee or the Grant Notice, or expressly and minimally required under applicable legislation, for purposes of the Award: (i) the Participant’s employment will be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any); and (ii) the Participant’s right (if any) to earn, seek damages in lieu of, vest in or otherwise benefit from or participate in the Plan, and any portion of the Award granted to the Participant under the Plan, will be measured by and terminate effective as of the date that is the earlier of:
(A)    the date the Participant receives written notice of termination from the Employer or the Company, and
(B)    the date the Participant is no longer actively providing services to the Company, any of its Affiliates or the Employer (the “Termination Date”).
Except to the extent explicitly and minimally required under applicable legislation, the Termination Date will exclude any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under statute, contract, common/civil law or otherwise. The Participant will not earn or be entitled to any pro-rated vesting or other participation for that portion of time before the Termination Date (as determined under this provision), nor will the Participant be entitled to any compensation for lost vesting or other participation.
Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting or other participation during a statutory notice period, the Participant’s right to vest in the Award under the Plan or otherwise participate in or benefit from the Plan, if any, will terminate effective as of the last day of the Participant’s minimum statutory notice period. For clarity, the Participant will not earn or be entitled to pro-rated vesting or other participation if the vesting or payment date falls after the end of the Participant’s statutory notice period, nor will the Participant be entitled to any compensation for lost vesting or other participation. For further clarity, any reference to a Termination of Service under the Plan or the Award Agreement will be interpreted to mean the Termination Date as defined herein.

The following terms and conditions apply if the Participant is in Quebec:
Authorization to Release and Transfer Necessary Personal Information. The following provision supplements the “Consent to Personal Data Processing and Transfer” provision set forth above in this Addendum:
The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information regarding the Participant’s participation in the Plan from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant acknowledges and agrees that the Participant’s personal information, including sensitive personal information, may be transferred or disclosed outside of the Province of Quebec, including to the United States. The Participant further authorizes the Company and/or any Affiliate to disclose and discuss the Plan and the Participant’s participation in the Plan with their advisors. The Participant further authorizes the Company and any Affiliate to record and keep such information in the Participant’s employment file. If applicable, the Participant also acknowledges and authorizes the Company, Affiliates, the administrator of the Plan and any designated brokers that are assisting the Company with the operation and administration of the Plan to use technology for profiling purposes and to make automated decisions that may have an impact on the Participant or the administration of the Plan.
French Language Documents. A French translation of the Award Agreement and the Plan will be made available to the Participant as soon as reasonably practicable. The Participant understands that, from time to time, additional information related to the offering of the Plan might be provided in English and such information may not be immediately available in French. However, upon request, the Company will translate into French documents related to the offering of the Plan as soon as reasonably practicable.
Une traduction française du présent Contrat d’Attribution et du Plan sera mise à la disposition du Membre de l’Équipe dès que cela sera raisonnablement possible. Le Membre de l’Équipe comprend que, de temps à autre, des informations supplémentaires relatives à l'offre du Plan peuvent être fournies en anglais et que ces informations peuvent ne pas être immédiatement disponibles en français. Cependant, sur demande, la Société traduira en français les documents relatifs à l'offre du Plan dès que cela sera raisonnablement possible.
NOTIFICATIONS
Foreign Asset/Account Reporting Notification. If the total cost of the Participant’s foreign specified property (including cash held outside Canada) exceeds a certain threshold (currently CAD 100,000) at any time during the year, the Participant must report all of his or her foreign specified property on Form T1135 (Foreign Income Verification Statement). The Participant should consult with his or her personal tax advisor to ensure compliance with any reporting requirements.
CHILE
There are no country-specific provisions.
CHINA
There are no country-specific provisions.

FRANCE
TERMS AND CONDITIONS
Language Consent. By accepting the Award, the Participant confirms having read and understood the Plan and the Award Agreement, including all terms and conditions included therein, which were provided in the English language. The Participant accepts the terms of those documents accordingly.
En acceptant ces <<Award>>, le Participant confirme avoir lu et compris le Plan et le convention, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Participant accepte les dispositions de ces documents en connaissance de cause.
NOTIFICATIONS

Exchange Control Notification. The Participant must declare to the customs and excise authorities any cash or securities he or she imports or exports without the use of a financial institution when the value of the cash or securities is equal to or greater than a certain threshold.
Foreign Asset/Account Reporting Notification. If the Participant holds securities or maintains a foreign bank account, this must be reported to the French tax authorities on a special Form N° 3916 when filing his or her annual tax return, whether such accounts are open, current or closed. Failure to comply could trigger significant penalties. The Participant should consult with his or her personal tax advisor to ensure compliance with applicable reporting obligations.
GERMANY
NOTIFICATIONS
Exchange Control Notification. Cross-border payments in excess of a certain threshold (currently EUR 50,000) must be reported to the German Federal Bank (Bundesbank). If a German resident receives a payment in excess of this amount, the individual must report the payment to Bundesbank, either electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available on the Bundesbank website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by Bundesbank. The report must be submitted monthly or within other such timing as is permitted or required by Bundesbank.
INDIA
NOTIFICATIONS
Foreign Asset/Account Reporting Notification.   The Participant is required to declare any foreign bank accounts and foreign financial assets in the Participant’s annual tax return.  It is the Participant’s responsibility to comply with this reporting obligation and the Participant should consult with his or her personal tax advisor in this regard.

INDONESIA
TERMS AND CONDITIONS
Language Consent and Notification. By accepting the Award, the Participant (i) confirms having read and understood the documents relating to this grant (i.e., the Plan and the Award Agreement) which were provided in the English language, (ii) accepts the terms of those documents accordingly, and (iii) agrees not to challenge the validity of this document based on Law No. 24 of 2009 on National Flag, Language, Coat of Arms and National Anthem or the implementing Presidential Regulation (when issued).
Persetujuan dan Pemberitahuan Bahasa.  Dengan menerima Penghargaan, Peserta (i) mengkonfirmasi bahwa dirinya telah membaca dan mengerti dokumen-dokumen yang terkait dengan pemberian ini (yaitu, Program dan Perjanjian Penghargaan) yang disediakan dalam Bahasa Inggris, (ii) menerima syarat-syarat dari dokumen-dokumen tersebut, dan (iii) setuju untuk tidak mengajukan keberatan atas keberlakuan dokumen ini berdasarkan Undang-Undang No. 24 Tahun 2009 tentang Bendera, Bahasa, dan Lambang Negara, Serta Lagu Kebangsaan atau Peraturan Presiden pelaksananya (ketika diterbitkan).
JAPAN
There are no country-specific provisions.
MALAYSIA
TERMS AND CONDITIONS
Data Privacy. The following provision replaces the “Consent to Personal Data Processing and Transfer” provision set forth above in this Addendum:

The Participant hereby explicitly, voluntarily and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in the Award Agreement and any other Plan participation materials by and among, as applicable, the Company, the Employer and any other Affiliate or any third parties authorized by same in assisting in the implementation, administration and management of the Participant’s participation in the Plan.
The Participant may have previously provided the Company and the Employer with, and the Company and the Employer may hold, certain personal information about the Participant, including, but not limited to, his or her name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any directorships held in the Company, details of all Awards or any other entitlement in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
The Participant also authorizes any transfer of Data, as may be required, to such service provider as may be selected by the Company from time to time, which is assisting the Company with the implementation, administration and management of the Plan. The Participant acknowledges that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections to the Participant’s country, which may not give the same level of protection to Data. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative.	Peserta dengan ini secara eksplicit, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadinya seperti yang dinyatakan dalam Perjanjian Penganugerahan ini dan apa-apa bahan penyertaan Pelan oleh dan di antara, sebagaimana yang berkenaan, Syarikat, Penerima Perkhidmatan dan Syarikat Induk atau Anak Syarikat lain atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan Peserta dalam Pelan tersebut.
Sebelum ini, Peserta mungkin telah membekalkan Syarikat dan Penerima Perkhidmatan dengan, dan Syarikat dan Penerima Perkhidmatan mungkin memegang, maklumat peribadi tertentu tentang Peserta, termasuk, tetapi tidak terhad kepada, namanya, alamat rumah dan nombor telefon, alamat emel, tarikh lahir, insurans sosia, nombor pasport atau pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa jawatan pengarah yang dipegang dalam Syarikat,butir-butir semua Anugerah atau apa-apa hak bagi faedah Peserta (“Data”), untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut.
Peserta juga memberi kuasa untuk membuat apa-apa pemindahan Data, sebagaimana yang diperlukan, kepada pembekal perkhidmatan sebagaimana yang dipilih oleh Syarikat dari semasa ke semasa, yang membantu Syarikat dalam pelaksanaan, pentadbiran dan pengurusan Pelan . Peserta mengakui bahawa penerima-penerima ini mungkin berada di negara Peserta atau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negaraPeserta, yang mungkin tidak boleh memberi tahap perlindungan yang sama kepada Data. Peserta faham bahawa dia boleh meminta senarai nama dan alamat mana-mana penerima Data dengan menghubungi wakil sumber manusia tempatannya.

The Participant authorizes the Company, the stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Participant’s participation in the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing his or her local human resources representative, whose contact details are
No 8, Jalan Hi-Tech 3/3
Zon Indusrtri Fasa 3, Kulim Hi Tech Park
09000, Kulim, Kedah Darul Aman Malaysia.
Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the consent, his or her status and career with the Company and the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the consent is that the Company would not be able to grant future Awards to the Participant or administer or maintain such Awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of the refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
Peserta memberi kuasa kepada Syarikat, pembekal perkhidmatan pelan saham dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan penyertaan Peserta dalam Pelan tersebut untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaannya dalam Pelan tersebut. Peserta faham bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaannya dalam Pelan tersebut. Peserta faham bahawa dia boleh, pada bila-bila masa, melihat data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatannya , di mana butir-butir hubungannya adalah No 8, Jalan Hi-Tech 3/3
Zon Indusrtri Fasa 3, Kulim Hi Tech Park
09000, Kulim, Kedah Darul Aman Malaysia.
Selanjutnya, Peserta memahami bahawa dia memberikan persetujuan di sini secara sukarela. Jika Peserta tidak bersetuju, atau jika Peserta kemudian membatalkan persetujuannya , statusnya sebagai Pemberi Perkhidmatan dan kerjayanya dengan Penerima Perkhidmatan tidak akan terjejas; satunya akibat buruk jika dia tidak bersetuju atau menarik balik persetujuannya adalah bahawa Syarikat tidak akan dapat memberikan Anugerah kepada Peserta atau mentadbir atau mengekalkan Anugerah tersebut. Oleh itu, Peserta faham bahawa keengganan atau penarikan balik persetujuannya boleh menjejaskan keupayaannya untuk mengambil bahagian dalam Pelan tersebut. Untuk maklumat lanjut mengenai akibat keengganannya untuk memberikan keizinan atau penarikan balik keizinan,Peserta fahami bahawa dia boleh menghubungi wakil sumber manusia tempatannya.

MEXICO
TERMS AND CONDITIONS
Labor Law Acknowledgment. By accepting the Award, the Participant acknowledges that he or she understands and agrees that: (a) the Award is not related to the salary and other contractual benefits provided to the Participant by the Employer; and (b) any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Participant’s employment.
Policy Statement. The invitation the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability to the Participant.
The Company, with registered offices at 4300 E Camelback Road, Suite 220, Phoenix, Arizona 85018, United States of America is solely responsible for the administration of the Plan and participation in the Plan does not, in any way, establish an employment relationship between the Participant and the Company since the Participant is participating in the Plan on a wholly commercial basis and the sole employer is a Mexican legal entity that employs the

Participant and to which he/she is subordinated, nor does it establish any rights between the Participant and the Employer.
Plan Document Acknowledgment. By accepting the Award, the Participant acknowledges that he or she has received a copy of the Plan, has reviewed the Plan and the Award Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement.
The Participant further acknowledges that having read and specifically and expressly approved the terms and conditions in the Section 7 of the Award Agreement, in which the following is clearly described and established: (a) participation in the Plan does not constitute an acquired right; (b) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; and (c) participation in the Plan is voluntary.
Finally, the Participant does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of participation in the Plan and the Participant therefore grants a full and broad release to the Employer and the Company (including its Affiliates) with respect to any claim that may arise under the Plan.
Spanish Translation
Reconocimiento de la Ley Laboral. Al aceptar el Beneficio, el Participante reconoce y acepta que: (a) el Beneficio no se encuentra relacionado con su salario ni con otras prestaciones contractuales concedidas por parte del Patrón; y (b) cualquier modificación del Plan o su terminación no constituye un cambio o impedimento de los términos y condiciones del empleo del Participante.
Declaración de la Política. La invitación que hace la Compañía bajo el Plan es unilateral y discrecional, por lo que la Compañía se reserva el derecho absoluto de modificar e interrumpir el mismo en cualquier tiempo, sin ninguna responsabilidad para el Participante.
La Compañía, con oficinas ubicadas en 4300 E Camelback Road, Suite 220, Phoenix, Arizona 85288, Estados Unidos de America, es la única responsable por la administración y la participación en el Plan, así como de la adquisición de acciones, por lo que de ninguna manera podrá establecerse una relación de trabajo entre el Participante y la Compañía, ya que el Participante participa únicamente en de forma comercial y que su único patrón es una empresa legal Mexicana a quien se encuentra subordinado; la participación en el Plan tampoco genera ningún derecho entre el Participante y el Patrón.
Reconocimiento del Plan de Documentos. Al aceptar el Beneficio, el Participante reconoce que ha recibido una copia del Plan, que lo ha revisado junto con el Convenio, y que ha entendido y aceptado completamente las disposiciones contenidas en el Plan y en el Convenio.
Adicionalmente, al firmar el presente documento, el Participante reconoce que ha leído y aprobado de manera expresa y específica los términos y condiciones contenidos en el apartado 7 del Convenio, el cual claramente establece y describe: (a) que la participación en el Plan no constituye un derecho adquirido; (b) que el Plan y la participación en el mismo es ofrecido por la Compañía en forma totalmente discrecional; (c) que la participación en el Plan es voluntaria; y (d) que la Compañía, así como sus Afiliadas no son responsables por cualquier detrimento en el valor de las acciones que integran el Beneficio.
Finalmente, el Participante acepta no reservarse ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y en consecuencia, otorga al Patrón el más amplio y completo finiquito que en derecho proceda, así como a la Compañía y sus Afiliadas, respecto a cualquier demanda que pudiera originarse derivada del Plan.

NETHERLANDS
TERMS AND CONDITIONS
Labor Law Acknowledgment. By accepting the Award, the Participant acknowledges that: (i) the Award is intended as an incentive to remain employed with the Employer and is not intended as remuneration for labor performed; and (ii) the Award is not intended to replace any pension rights or compensation.
PHILIPPINES
There are no country-specific provisions.
SINGAPORE
There are no country-specific provisions.
SWEDEN
There are no country-specific provisions.
THAILAND
There are no country-specific provisions.
UNITED STATES
NOTIFICATIONS
Supplemental Notice for California Residents. The Company does not sell the Participant’s personal information or share it for cross‐context behavioral advertising. The Company’s online California Consumer Privacy Act (“CCPA”) Privacy Policy can be found here First Solar Privacy Statement | First Solar. If the Participant has a visual disability, please contact the Participant’s HR department for accommodations.
VIETNAM
There are no country-specific provisions.